Exhibit 99.2
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Conference Call Transcript PUMP — Q3 2005 Animas Corporation Earnings Conference Call Event Date/Time: Oct. 31. 2005 / 4:30PM ET Event Duration: N/A
2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

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CORPORATE PARTICIPANTS
Kathy Crothall
Animas Corporation — President and CEO
Rick Baron
Animas Corporation — VP of Finance and Chief Financial Officer
CONFERENCE CALL PARTICIPANTS
Mike Weinstein
JP Morgan — Analyst
Lynn Pieper
Thomas Weisel Partners — Analyst
Thom Gunderson
Piper Jaffray — Analyst
David Zimbalist
Natexis — Analyst
Dave Turkaly
W.R. Hambrecht — Analyst
Emily Johnson
W.R. Hambrecht — Analyst
Arnie Kaufman
Brean Murray — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Third Quarter 2005 Animas Corporation Earnings Conference Call. My name is Michelle and I will be your audio coordinator for today. [Operator Instructions]. I would now like to turn the presentation over to your host for today’s call, Ms. Kathy Crothall, President and CEO. Please proceed, ma’am.

Kathy Crothall - Animas Corporation — President and CEO
Thank you, Michelle. Welcome everyone to Animas Corporation’s quarterly results conference call for the third quarter of 2005. I am Kathy Crothall, the company’s President and CEO. With me today is Rick Baron, our Vice President of Finance and CFO. Today we will first review the company’s third quarter results, which were released this afternoon, and will then provide guidance for the next quarter and full year. Finally, we will open up the forum to audience questions. Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risk and uncertainties associated with the company’s business. These statements may concern among other things guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property and the development of products.
Additional information that may affect the company’s business and financial prospects, as well as factors that would cause Animas’ actual performance to vary from our current expectations, is available on the company’s filings with the Securities and Exchange Commission. Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Animas.
We may also refer to certain non-GAAP financial measures on this call. Rick Baron will later discuss the reconciliation of adjusted numbers to GAAP numbers, and a reconciliation schedule showing the GAAP versus non-GAAP financial measures is currently available on our Web site with the press release issued earlier today. Our Web site is located at www.animascorp.com.
The third quarter of 2005 was a successful one for the company. Highlights include:

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▪ Net revenues of $21.7 million representing an increase of 26% from adjusted net revenues for Q3 ‘04 and in line with earlier guidance.
▪ Net revenues of $62.5 million for the nine months ended September 30, 2005 representing an increase of 45% from adjusted net revenues for the prior-year period.
▪ Gross margin of 63% compared to an adjusted gross margin of 57% in Q3 ‘04.
▪ Launch of the ezSet™ in September.
▪ Net income of $418,000.
▪ Net income per share of $0.02 per share.
I will now discuss these highlights in more detail.
Net revenues for the third quarter totaled $21.7 million within our original guidance of $21.5 to $23.0 million. We are pleased to see net revenues grow 26% year over year despite the effects of Katrina in the South, rising gas prices, which are creating financial hardship for many people, and some confusion in the marketplace over various new products resulting in delays in purchasing decisions. We are cautiously optimistic for a strong fourth quarter as reflected in our guidance, and are confident that we will continue to maintain our strong momentum throughout 2006 and beyond because of our superior service, our superior products and robust product pipeline.
Consistent with our previous forecasts, we’re continuing to see improvement in gross margin. For the third quarter, gross margin was 63% up from an adjusted gross margin of 59% of last quarter, and 57% from the prior year’s third quarter. Please remember that last year’s gross margin in the second and third quarter was favorably impacted by the upgrade program. The most significant factor contributing to this quarter’s improvement in gross margin is the continuing reduction in the cost of our disposable products. We expect that this trend of improving gross margin will continue over the next six to eight quarters as we introduce our ezSet™, realize further cost reduction of our existing disposables, and experience increased absorption of manufacturing overheads.
We’re also continuing our reduction in SG&A costs as a percentage of net revenues. Despite greater administrative costs associated with Sarbanes-Oxley compliance, and increased expenditures in the quality assurance area, our SG&A costs have decreased to 51% of net revenues in the third quarter of 2005, down from 55% of adjusted net revenues in the third quarter of 2004. Factors contributing to this improvement include increased productivity of our sales force, and better absorption of SG&A associated with increased revenue base.
There is nothing new to report with respect to the warning letter from the FDA in the February 2000 — from the warning letter from the FDA in February 2005 relating to Form 483 observations from a September 2004 inspection. We are committed to working with the FDA as effectively as possible, and look forward to sharing updates with you as they emerge.
In our last quarterly conference call we gave a revised launch date of mid-October for the ezSet™. I am pleased to report that we launched the product on September 30, 2005, and initial market reception has been quite positive. In addition to it being available in traditional white tape, it is available in tan tape as well. We’ve heard extremely positive comments from patients with one patient noting that the ezSet™ unlike other sets he’s worn doesn’t stick out like a ‘sore thumb’ while on the beach. The ezSet™ also includes several novel features, a trocar-style introducer needle designed for ease-of-insertion, color coded components for ease-of-use and a large viewing window for site visibility.
Now let me talk about our very exciting R&D activity. We believe that across the product continuum, from pumps to continuous monitoring to infusion sets, we offer the most competitive products available today as well as the best service, bar none-, and that our pipeline will help ensure our continuing lead.
As you know, we are continuing to make further development in traditional pumps with improved displays, improved user interface, connectivity to other devices and optimization for targeted market segments. Although I won’t speak of specific product features for competitive reasons, the IR 1275 pump development is moving along nicely, and we are still on schedule for a launch in the first half of 2006. We believe that this pump will be even more popular with patients than our IR 1250 pump, which continues to gain momentum. The IR 1500 pump development is also on schedule for a release around year-end 2006. We believe that both of these products will help drive our growth in 2006 and 2007.

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Moving on to other critical R&D activities — our disposable pump is moving along on schedule, and we are still planning for a 2007 release. This product, as we have it configured, will offer a pump significantly less intrusive than any current pump- or ones in development of which we are aware. Body image is the single greatest impediment to getting additional patients on pumps — not just young women and girls, but young men, older men — really people of all ages. Our disposable pump will be approximately one-third of the thickness of current pumps and truly be able to be taped to one’s side so it does not bulge out, so that it can be worn discreetly, so that it can adapt to a patient’s day-to-day life as opposed to asking the patient to adapt his or her life to the pump.
We have also made significant progress on the MEMS chip and all milestones for the past quarter were met. We’ve started the process of identifying and meeting with potential MEMS chip and pump cell suppliers as part of the supplier selection process. We’re pleased to report that there is a high level of interest from these perspective suppliers, and our confidence that we can make this product within our cost goals is even greater after meeting with these potential vendors.
Our ezSet™ straight development, designed to complement our angled ezSet™, is proceeding on schedule, and presently we are in the project definition stage. We are also enthusiastic about our progress on our micro-needle technology. As a reminder, this technology offers the possibility of significantly less invasive infusion sets for the infusion of insulin, as well as a truly minimally invasive means for extracting interstitial fluid for blood glucose measurement. In particular, these sets offer the possibility of solving one of the major challenges that people who have been taking insulin for a number of years, namely the loss of infusion site due to a build up of hypertrophic tissue and the resultant inconsistency in absorption of insulin. We have completed first generation prototype sets to be used for some clinical studies. We have also written a protocol for these exploratory studies, and are scheduled to begin trials over the next few months depending upon satisfactory laboratory testing of these first generation sets and disposition of the clinical site’s Institution Review Board.
In terms of continuous monitoring, we continue to invest and focus on this area. The GlucoWatch does not pierce the skin- and therefore helps preserve that valuable subQ space for subQ injections or infusion sites. In accuracy it is approximately equivalent to other continuous monitoring devices approved by the FDA for marketing. Although this device still suffers from other drawbacks, including skin irritation, skipped readings, and at times inability to successfully calibrate the product, we believe that this product is useful as a trending device for those with hypoglycemic unawareness. We, however, did not purchase the assets of Cygnus for its present product, but rather the potential for this technology, particularly if combined with our micro-needles- which leads me into our next topic, our product development in continuous glucose monitoring.
The Generation-3 GlucoWatch, or G3 for short, will offer improvements in terms of greater calibration success and fewer skipped readings. In the third quarter we have completed the investigation phase, converted drawings to our Animas formats, and have started the completion of the documentation for the AutoSensor. We have also started the manufacturing setup of the Biographer program systems. We hope to introduce the G3 in the first half of 2006, pending FDA approval of our West Chester facility for the manufacture of this product.
Parallel to this development effort we are developing the Generation-4 GlucoWatch, or G4. This product offers the possibility of significant improvement in accuracy. Current efforts are concentrated on planning the program, identifying key vendors, and getting a lab up and running, which should be online in the first half of November. All the capabilities will be in place to support the AutoSensor activities required to improve accuracy and to extend useful life.
While on the topic of continuous monitoring, we’ve had discussions with at least one other company developing a continuous monitor who’s interested in possibly having their monitor communicate to our pump. As we indicated earlier, Animas is a strong proponent of open architecture and believe that both we, as well as our patients using our pumps, would benefit from having a pump that communicates with a variety of continuous glucose monitoring devices.
Overall, we believe that our product portfolio places us in the position of providing world-class products as we accelerate our development of these extraordinary technologies.
As I mentioned earlier, there is increasing recognition in the clinical community of the volatility in blood glucose and the impact this has on long-term outcomes. In a paper published in the October 2005 issue of Diabetes Care, Dr. Bruce Bode et al showed in a study consisting of 60 Type 1 patients and 41 Type 2 patients utilizing the Abbott Navigator that:
(1) even with an average of nine finger sticks per day, less than 30% of the day was spent within normal blood glucose range as defined by the American Diabetes Association — between 90 and 130 milligrams per deciliter.
(2) Type 1 patients were hypoglycemic at least two hours per day, with the hypoglycemic events more likely to occur during the night.

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(3) nearly 30% of the day was spent over 180 milligrams per deciliter.
A paper by Dr. Irl Hirsch et al in the March 2005 issue of Diabetes Care compared pump therapy with multiple injections of insulin glargine/ insulin aspart and concluded that:
▪ Pump therapy provides better glycemic control than multiple injections.
▪ Pump therapy provided improved glycemic control during the nighttime and morning hours. Patients with pumps are better able to control dawn phenomenon and possibly curtail the exacerbation of postprandial hyperglycemia at breakfast.
▪ One-quarter of the subjects who were on multiple injections required two daily glargine injections to achieve acceptable glycemic control.
These papers give further credibility to and further reinforce the long-term applicability of pump therapy.
Now I’d like to turn this over to Rick Baron so he can discuss our financial results in more detail.

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Thank you, Kathy. Before I start discussing financial results, I would like to discuss certain non-GAAP financial measures. A reconciliation of the GAAP versus non-GAAP financial measures is currently available on our Website with the press release issued earlier today. You may remember we used adjusted numbers for the periods Q1 ‘03 through Q3 ‘04 associated with the deferral of revenues when we shipped the IR 1000 pump as part of the Upgrade Program, and recognition of revenues when we shipped the IR 1200 upgrade. Fortunately, we will be through with the difficult comparison to prior year’s adjusted numbers as a result of the Upgrade Program after this year. We have also used adjusted numbers to reflect the Cygnus transaction charges in the first quarter of 2005, as well as the $2.8 million of inventory write-offs and additional reserve for the second quarter of 2005. We believe the adjusted numbers provide an accurate picture for our business for a period-to-period comparison.
Net revenues: Net revenues for Q3 ‘05 totaled $21.7 million, compared to $17.2 million of adjusted net revenues in Q3 ‘04, representing an increase of 26%. Net revenues for the U.S. market constituted 82% of our net revenues, and are 17% greater than the adjusted net revenues for the U.S. market in Q3 ‘04. Net revenues for the international market consisted of 12% of the total net revenues and are 201% greater than adjusted net revenues for the international market in Q3 ‘04. Net revenues for supplies constituted 42% of total net revenues, compared to 31% of adjusted net revenues in Q3 ‘04.
Gross margin: Gross margin for the quarter — third quarter of ‘03 — was 62.6%, compared to an adjusted gross margin of 57% in Q3 ‘04. Gross margin for supplies was 52% compared to 37% in Q3 ‘04; the improvement in gross margin reflected the company’s ongoing cost reduction programs and supplies.
Research and development or R&D expenses: Third quarter R&D expenses were $2.2 million compared to $1.7 million in Q3 ‘04. R&D increased due to R&D charges for costs associated with IP and the various programs we’re involved with. R&D charges for the micropump and microneedle developments are being incurred at the Company’s technology partner, Debiotech SA, in accordance with its contractual obligation. As a percent of net revenues, R&D expenses for the third quarter were 10% unchanged from the prior year’s quarter.
Selling, general and administrative expenses or SG&A: Third quarter SG&A expenses were $11.1 million or 51% of net revenues, compared to SG&A expenses of 55% of adjusted net revenues in Q3 ‘04, which reflects operating leverage increases over year-over-year.
Net income: Third quarter net income was $418,000 compared to the adjusted net loss in Q3 ‘04 of $1.4 million.
Nine-month performance: For the nine-month period ended September 30, 2005 net revenues were $62.5 million, compared to an adjusted net revenue of $43.2 million for the first nine months of 2004, a growth of 45%. The Company recorded an adjusted net loss of $943,000 for the nine-month period, before the in-process R&D charges associated with Cygnus transaction and the additional charges for inventory write-off and additional reserves, compared to an adjusted net loss of $6.4 million in the same period during 2004. Including the $9.3 million in-process R&D charge associated with the Cygnus transaction and the $2.8 million charge in the second quarter for inventory write-off and additional reserves, the net loss for the first nine months of 2005 was $13 million.

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Fourth quarter and 2005 guidance: Guidance for the fourth quarter net revenues is $22.5 to $24 million, compared to adjusted net revenues of $20 million in Q4 ‘04, an increase of approximately 17% in the mid-range. Guidance for net revenues for 2005 is $85 to $86.5 million. Guidance for the fourth quarter net income ranges from $1 to $3.5 million. And adjusted net income guidance for the year, before the $9.3 million in-process R&D charges associated with the Cygnus transaction and the $2.8 million charge, taken in the second quarter for inventory write-off and additional reserves, ranges from $600,000 to $2.6 million, down from an earlier guidance between $3 to $4 million. The primary reason for the reduction in the net income guidance are the greater costs than anticipated for Sarbanes-Oxley compliance and the related consulting and other expenditures in the third and fourth quarters, as well as R&D associated with the recent acquisitions. I will now turn the program back to Kathy.

Kathy Crothall - Animas Corporation — President and CEO
Thank you, Rick. As you can see, the third quarter of 2005 was a successful one for us, showing adjusted revenue growth of over 26% compared to prior year’s quarter. Although our growth was not quite as high as other quarters for the reasons outlined earlier, Katrina/ Rita in the South and rising gas prices, we believe we grew faster than the market as a whole, indicating that we continued to gain share. We believe growth prospects are positive for the fourth quarter, and we will be excited to share our results as they occur. Our product pipeline and recent technology acquisitions should ensure our position as a leader in diabetes management technology.
This concludes our formal remarks. We thank our customers who use and/or recommend our products. They are our source of inspiration for many of our ideas on how best to serve patients and families living with diabetes. I would also like to extend our deepest appreciation to Animas employees and our Board of Directors for their dedication, wisdom, integrity and hard work. Finally, we wish to thank our shareholders for their continued support and encouragement. We now open the call for questions.
QUESTION AND ANSWER

Operator
Thank you, ma’am. [Operator Instructions]. And our first question comes from the line of Mike Weinstein of JP Morgan. Please proceed.

Mike Weinstein - JP Morgan — Analyst
Afternoon, guys. I have Kim on as well.

Kathy Crothall - Animas Corporation — President and CEO
Hi, Mike.

Mike Weinstein - JP Morgan — Analyst
Hi, there. We have a bunch of questions. I guess first you’re talking of just on the top line about some external impacts. You mentioned the hurricanes. I was hoping if you have any ability to quantify that. I also wanted to get your view on Roche re-entering the market, re-entering the market and that keeps getting delayed, whether that is having any impact on the market slowing and the people waiting to purchase new pumps until another player comes back in the market. And then we have a bunch of other questions.

Kathy Crothall - Animas Corporation — President and CEO
Sure. Okay, so one was on the impact of the hurricanes?

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Mike Weinstein - JP Morgan — Analyst
Hurricanes. Is that quantifiable at all?

Kathy Crothall - Animas Corporation — President and CEO
Somewhat. We can attribute about 2.5% of our business to that region. And that region has been down about 60%, slowly recovering. And typically, as you know, September is a big month for us, where July tends to be very, very slow. So that’s about it.

Mike Weinstein - JP Morgan — Analyst
Okay. And what about the second part of that? Just the thought that with Roche keeps saying they’re coming into the market and that might be causing some delays on purchasing new pumps?

Kathy Crothall - Animas Corporation — President and CEO
Yes, we can’t pinpoint delays to any one competitor. I just think there are a lot of new things out there, and whenever there’s a lot of new stuff, as you know, it creates a bit of confusion. And sometimes people take a wait-and-see attitude. So I anticipate once some of these new products are out, the delays will go away and we’ll be back where we were.

Mike Weinstein - JP Morgan — Analyst
Your gross margin was up pretty strong this quarter. Just trying to understand the sustainability of it, is really the question. But how much of that gain was from the mix between pump sales and disposables?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
No, actually —

Mike Weinstein - JP Morgan — Analyst
That worked against you?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Well, we are a little bit higher in the ratio of supplies to pumps, if you would. Almost all of the gain was in the supply area. We’ve always hovered around the high 60s give or take in the pump area. And the supply has trended in the way that it has for the past three quarters and has shown strong improvement.

Mike Weinstein - JP Morgan — Analyst
You’re up about 400 basis points on supplies?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Actually a little bit more than that, yes.

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Mike Weinstein - JP Morgan — Analyst
Okay. And the sustainability of that?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
This is all in the plan that we’ve outlined for a while now. This is clearly sustainable. And the point that we have really emphasized is that this is one of the paths, but probably the strongest path, towards that 70% gross margin.

Mike Weinstein - JP Morgan — Analyst
Okay. So that — everything we saw here kind of plays out as we go forward?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Correct.

Mike Weinstein - JP Morgan — Analyst
Okay. That’s good to hear. Just a couple more and we will jump back in queue. The SG&A was about $500,000 higher than what we had, which was part of the shortfall in the bottom line. You mentioned a few different reasons for incremental expenditures. One of them was the Sarbanes-Oxley, which maybe you can just explain why the costs there might have been higher than what we were anticipating? And then maybe you can give us some more granularity on the other items as to how much of that was one-time?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Sarbanes-Oxley accelerated a bit in the third quarter, as would be expected. Clearly we’ll accelerate into the fourth quarter of this year as one of the reasons we adjusted the guidance going forward. And you can expect it again a little bit more in the first quarter of ‘06. Then it should be mitigated to somewhat of a normal amount. This is our first year of compliance as opposed to others who had to comply last year. So we’re going through some of those cost expenditures that others did last year. We’re very comfortable as to where we are in the certification process.

Mike Weinstein - JP Morgan — Analyst
Okay. And this last element here. The pipeline is all making progress and it sounds like everything is pretty much on track with what you were saying back in June at the analysts’ meeting. Kathy, maybe if you could just take a minute to describe what you think is between now and kind of ‘07, which is when we start to get into the real exciting stuff playing out. What are the real challenges to getting there and to keeping everything on track? And then we’ll drop. Thanks.

Kathy Crothall - Animas Corporation — President and CEO
Okay, on the micropump, there are a few things with respect to the MEMS chip, proving out the filter on the chip. And to certainly I’d say the second thing is getting vendors, qualified vendors, up and running. This is not a product we will be manufacturing ourselves in-house. So clearly we need to make sure these vendors get up to speed quickly enough.
And that’s on the MEMS chip. The microneedle really has more technological risk in that there are clearly a lot of unknowns there. For an example we don’t know if dermal delivery of insulin will work as well or maybe even better but maybe not as well as subQ insulin — subQ delivery.

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Mike Weinstein - JP Morgan — Analyst
Yes. Understood. Okay, great. Thank you guys.

Kathy Crothall - Animas Corporation — President and CEO
Thank you, Mike.

Operator
And our next question comes from the line of Lynn Pieper of Thomas Weisel Partners. Please proceed.

Lynn Pieper - Thomas Weisel Partners — Analyst
Hi, Kathy and Rick.

Kathy Crothall - Animas Corporation — President and CEO
Hi.

Lynn Pieper - Thomas Weisel Partners — Analyst
Just wanted to focus on the gross margin for a minute. I think if we did our math right, and your supply gross margin was 52%, then your pump margin came in around 71% for the quarter. Is that right?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Yes.

Lynn Pieper - Thomas Weisel Partners — Analyst
And just comparing that to last quarter, I think you said your pump margins were around 53% with the U.S. coming in around that 71% level. Should we assume that on a go forward basis your pump gross margin will be at that 71% level, and that the upside you get as your margin expands comes from the supply side?

Kathy Crothall - Animas Corporation — President and CEO
Well the pump gross margin I think from a cost point of view is fully representative, I think. However, as the mix changes or fluctuates from international versus domestic, our gross margin for international of course is less. So there’ll be some fluctuation again depending upon mix of domestic versus international.

Lynn Pieper - Thomas Weisel Partners — Analyst
Yes, okay. But generally speaking through next year as we look for the margin expansion, where can your supply margins go? If they went from 37% last quarter to 52% this quarter, what should we be thinking about for supply margins in the fourth quarter of this year and then throughout 2006?

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Kathy Crothall - Animas Corporation — President and CEO
I’m not sure we’re prepared to give details. But I think what we are prepared to say is we expect to see more or less monotonic increases in supply margins between now and sometime in 2007. And then after that we expect it to perhaps more level out.

Lynn Pieper - Thomas Weisel Partners — Analyst
Okay. Perfect. And then I think you probably said this and I missed it, but did you give timing assumptions for the GlucoWatch, Gen 3 and Gen 4 introductions to the market?

Kathy Crothall - Animas Corporation — President and CEO
The assumption with the Gen 3 is having the FDA come and inspect the facility and approve the facility at least 180 days supplement. So, obviously that will need to happen this quarter if we’re going to have it ready first half of next year.

Lynn Pieper - Thomas Weisel Partners — Analyst
Okay. Okay, great. And Gen 4?

Kathy Crothall - Animas Corporation — President and CEO
I’m not sure I’m prepared to speak on that.

Lynn Pieper - Thomas Weisel Partners — Analyst
Okay. Okay, and then just lastly would love to hear your thoughts -the market has fluctuated somewhat as far as the growth rate. But where the market is now and then going into next year, what your thoughts are on overall growth rate of the pump market? What you think, where you are relative to that? And particularly in light of thinking about new pump sales and growth versus the replacement pump market.

Kathy Crothall - Animas Corporation — President and CEO
Okay. I think we’re still very comfortable in an assumption of a market growth rate — overall market growth rate of approximately 20%.

Lynn Pieper - Thomas Weisel Partners — Analyst
Okay.

Kathy Crothall - Animas Corporation — President and CEO
In terms of the — of new competition potentially displacing our share or diminishing our share, I think that’s very unlikely. Only because of the kinds of reasons we’ve outlined before of the new competition needing to have everything okay with respect to managed care. And certainly we feel from a product point of view and service point of view we’re in a very good position.

Lynn Pieper - Thomas Weisel Partners — Analyst
Okay. Okay, great. Thank you very much.

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Kathy Crothall - Animas Corporation — President and CEO
Sure.

Operator
And our next question comes from the line of Thom Gunderson of Piper Jaffray. Please proceed.

Thom Gunderson - Piper Jaffray — Analyst
Hi, good afternoon. The follow-up on one of the previous questions, I think it was Mike. And you were talking about Roche and their delay again to try and get back in the U.S. market. And Kathy, I think you were referring to other competitors in maybe sort of a vaporware approach that the market was a little confused. Insulet is shipping, I believe, recently but only to selected markets. Medtronic with their glucose, continuous glucose enabled product, is shipping but only to a few markets.
But separate from the vaporware side of it, are you seeing, are your salespeople, are you seeing these out in the field? And are you having to deal with it on a real basis? Or is it all still just talk?

Kathy Crothall - Animas Corporation — President and CEO
It’s all talk. It’s interesting. We’re really not seeing a lot of it. But there’s still questions and some confusion as to — we’ll hear, for example, from patients occasionally, well did Medtronic get their artificial pancreas approved? And it’s a question of going through and discussing what it is and what the Guardian is and is not.

Thom Gunderson - Piper Jaffray — Analyst
Okay. And then, Rick, the revenue guidance for Q4 has about a $1.5 million range. And the earnings guidance has a $2.5 million range. I imagine you know what your gross margins or pretty close to what those are going to be. You know what your consultant costs are going to be and R&D, et cetera. Where’s the real leeway in the expense line that gives you that wider earnings margin?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Well there’s an element of course of gross margin. There’s an element of the R&D expenditures. And some of the other consulting type things that we’ve had. And as far as the Sarbanes-Oxley, we’re giving a range because we want to make sure that if we complete things sooner or later we are able to accommodate it.

Thom Gunderson - Piper Jaffray — Analyst
So some of that might be what — the range might be whether it goes into Q1 or whether it’s in Q4?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
Yes. And you know how things work. Sometimes it’s whether it goes into both. So we’re being cautious about that.

Thom Gunderson - Piper Jaffray — Analyst
Okay. And then last question. I noticed on your Web site an interesting iPod marketing vehicle and that that’s a limited time. But it started at the beginning of October. Can you give us any color on that? Is that helping? Is that getting people’s attention?

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Kathy Crothall - Animas Corporation — President and CEO
Well, every fourth quarter we’ve done something of this order. Last year, for an example, we had a donation to a camp. This year the iPod thing is they have to get to some education level, take a test. And in addition we’ll have various diabetes education programs on our — downloadable by the iPod and that’s in conjunction with Diabetes Month which is November. We just started with this so it’s hard to tell the impact.

Thom Gunderson - Piper Jaffray — Analyst
Too soon on the end of October — you expect it more in November and December then?

Kathy Crothall - Animas Corporation — President and CEO
Correct.

Thom Gunderson - Piper Jaffray — Analyst
Okay thanks.

Operator
Our next question comes from the line of Dave Turkaly of W.R. Hambrecht. Please proceed.

Dave Turkaly - W.R. Hambrecht — Analyst
Great. Can you hear me?

Kathy Crothall - Animas Corporation — President and CEO
Yes, hi how are you?

Dave Turkaly - W.R. Hambrecht — Analyst
Great, how are you?

Kathy Crothall - Animas Corporation — President and CEO
Terrific thanks.

Dave Turkaly - W.R. Hambrecht — Analyst
Hey, just to clarify I think on Mike’s question before, Did you say about 2.5% of your business is from the Southeast?

Kathy Crothall - Animas Corporation — President and CEO
That’s correct. The areas affected by Katrina and Rita.

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Dave Turkaly - W.R. Hambrecht — Analyst
Okay. And then if we’re looking at kind of a — some sort of a utilization rate or disposable rate for the pump — for the installed base you have out there, I mean is there a number or a time where you think that plateaus? I mean obviously the disposable number continues to grow really nicely, and I think you’ve been on record in the past saying something like $1,300 a year per pump patient. Is there any change going on there? Is there any reason to believe it might be more than that as we’re going forward?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
We haven’t seen anything along those lines. It would be nice but we have not seen anything.

Kathy Crothall - Animas Corporation — President and CEO
Both the utilization rate as well as the ASPs have held quite constant.

Dave Turkaly - W.R. Hambrecht — Analyst
And then just in terms of people in the field was there any changes there in terms of the headcount out there? Sales people or on the clinician assistant side, any changes there?

Kathy Crothall - Animas Corporation — President and CEO
No. As you know we did increase the size of our sales force. We had approximately 51 and increased it by about 10%. Most of that occurred in the first quarter, a little bit in the second but Q3, no. No change.

Dave Turkaly - W.R. Hambrecht — Analyst
All right great. Thanks a lot.

Kathy Crothall - Animas Corporation — President and CEO
Thanks.

Operator
[Operator Instructions]. Our next question comes from the line of David Zimbalist of Natexis. Please proceed.

David Zimbalist - Natexis — Analyst
Great, thank you very much. A couple of questions. First, your fourth quarter top line forecast is sort of like the slowest growth quarter on an adjusted basis for the full year and headed into next year. Usually fourth quarters tended to be a strong quarter because of deductibles and the like. I wonder if you could talk a little bit about sort of what your expectations are in the top lines to know what is slowing it down this year versus the last year.

Kathy Crothall - Animas Corporation — President and CEO
Well, some of the same factors we talked about already with respect to the third quarter will certainly — won’t be entirely alleviated in the fourth quarter. An example, the devastation of Rita is still being felt in the Southeast. Now that will gradually improve but not overnight. Likewise, the rise in gas prices and then confusion over new technologies. But again, I think as we get out of this year most of this should be behind us.

Final Transcript

David Zimbalist - Natexis — Analyst
Okay. And then, can you talk a little bit about any either restrictions or things that you feel like you are being held back as a result of the warning letter from the FDA being outstanding before that gets closed, and once you actually are able to close it out where you will be able to step up your efforts elsewhere?

Kathy Crothall - Animas Corporation — President and CEO
Well we’ll need the warning letter cleared for us to finish the inspection with the FDA of the GlucoWatch line. But that’s really about the only thing.

David Zimbalist - Natexis — Analyst
The inspections related to your having transferred and scaled up to GlucoWatch manufacturing in West Chester — the inspection for that coincides with the FDA’s re-evaluation of your adverse incident tracking and the like related to the warning letter?

Kathy Crothall - Animas Corporation — President and CEO
It may or may not.

David Zimbalist - Natexis — Analyst
And the last question is we’re hearing a lot about Medtronic sort of being better now than they were say a year ago, having sort of blocked and tackled some of their service issues and product quality issues that were spilling over from the bad Paradigm launch a couple of years ago. Are you seeing anything different between you and Medtronic and in the competitive market now than you had in the past?

Kathy Crothall - Animas Corporation — President and CEO
Not really. I think Medtronic certainly may have improved both from a product and service point of view but again from a — I think we are still the undisputed leader when it comes to service with our Bridging the Gap program, and our corporate culture being patient focused. And again I think we believe our market share will continue to increase this last quarter.

David Zimbalist - Natexis — Analyst
Thank you.

Kathy Crothall - Animas Corporation — President and CEO
Sure.

Operator
And our next question is a follow-up question from the line of Mike Weinstein of J.P. Morgan. Please proceed.

Mike Weinstein - JP Morgan — Analyst
Can you hear me? Sorry about that.

Final Transcript

Kathy Crothall - Animas Corporation — President and CEO
Yes.

Mike Weinstein - JP Morgan — Analyst
We just had a couple of follow-ups. One was Rick,,I’m sorry if we missed this but could you just talk about the inventory up-tick in the quarter?

Rick Baron - Animas Corporation — VP of Finance and Chief Financial Officer
The inventory up tick — sorry.

Kathy Crothall - Animas Corporation — President and CEO
Why don’t I do this. We decided to revamp in the early part of the quarter our process for refurbishing pumps finding: 1) that the refurbishment costs was higher and; 2) the quality was lower than what we wanted. And to refresh your memory, refurbished pumps are used across the industry for warranty replacements, demos, loaner pumps. You can sell them for Medicare pumps and also certain international markets. And we in fact did revamp it successfully. We have resumed shipping refurbished pumps and have identified a home for all these refurbished pumps in both U.S. and Europe, and also we expect to see significant reductions in this refurbished inventory — really expect to work it off in 2006.

Mike Weinstein - JP Morgan — Analyst
Okay, that’s all I need. Thanks, very helpful.

Operator
And our last question comes from the line of Emily Johnson of W.R. Hembrecht. Please proceed.

Emily Johnson - W.R. Hambrecht — Analyst
Hi Kathy, hi Rick. Quick question. With — Medtronic has been having some issues with the Guardian getting reimbursement and so on. I am just wondering if there — would you foresee — have you started any kind of discussions — managed care — and if not do you think anything like that would be a barrier to a launch in the first half ‘06?

Kathy Crothall - Animas Corporation — President and CEO
Well, I am not real sanguine that any monitor labeled for adjunctive use will gain reimbursement. It’s really the disposable which is the real issue of course, but any such thing will be at least in the next year or so reimbursed widely by managed care. I expect that on a case by case basis one will be able to get reimbursement, but of course the issue there is does it make economic sense for the company to try and fight every single reimbursement case.

Emily Johnson - W.R. Hambrecht — Analyst
And then my last question is we have recently been doing some reading about basal/ bolus patch therapy. Does that — do you look at that as any kind of threat to your market?

Kathy Crothall - Animas Corporation — President and CEO
You’re referring to what in particular — I’m sorry Emily.

Final Transcript

Emily Johnson - W.R. Hambrecht — Analyst
Like patch insulin therapy. I do not know if you’ve ever heard of any kind of company that are playing in that market.

Kathy Crothall - Animas Corporation — President and CEO
I have heard of a few companies who have a sort of quasi-disposable patch pump with a constant basal rate, but that is about all I know of, and from what we heard about these products they were still: 1) a wave away from commercialization if ever and; 2) our analysis was that the market would be pretty limited. But you can’t do similar kinds of things to current pumps.

Emily Johnson - W.R. Hambrecht — Analyst
Okay thanks.

Operator
And our next question comes from the line of Arnie Kaufman of Brean Murray. Please proceed.

Arnie Kaufman - Brean Murray — Analyst
Hi, thank you. One question I have. Early I believe Kathy you were talking about some of the sales you felt were kind of slow because of some competition perhaps coming on and customers — potential customers looking at other pumps out there before they turn around and actually purchased Animas; pump if I understood you correctly. My question then is if that is the case what gives you confidence that that won’t cut in because I then I think you said that after that you expect things to turn back to sort of normal. What makes you confident that that won’t cut in significantly anything as far as from a competition viewpoint?

Kathy Crothall - Animas Corporation — President and CEO
Okay, first place it’s not solely the new pumps out there. There are just new things out there — the Medtronic Guardian patient for an example thinking that the Medtronic Guardian will be a closed loop system, so a lot of this is spending time educating people as to what our products do and at times what the competitor vis-a-vis the competitors’ products. As such — and it’s a phenomenon we’ve seen over and over again and that is that new products do inevitably slowdown purchasing decisions — I should add temporarily — but between our service, our strength in managed care, the attributes of our product gives us a lot of confidence.

Arnie Kaufman - Brean Murray — Analyst
Okay, yes I know. I understand what you’re saying. It does slowdown the process, and I was just curious of how you sort of combat that, but — okay thank you very much.

Kathy Crothall - Animas Corporation — President and CEO
Sure.

Operator
Ladies and gentlemen this does conclude the question and answer portion of today’s conference call. I’d like to turn the presentation back over to Ms. Crothall for closing remarks.

Final Transcript

Kathy Crothall - Animas Corporation — President and CEO
Well, I just want to thank everyone for spending the time today and we look forward to reporting additional results and developments as they occur. Thank you.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference call. This does conclude your presentation and you may now disconnect. Have a great day.

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